EXHIBIT 10.5

EMPLOYEE MATTERS AGREEMENT

This EMPLOYEE MATTERS AGREEMENT (this “Agreement”) dated as of [•], 201[•], is by and among HeidelbergCement AG, a German Aktiengesellschaft (“HC”), and Hanson Building Products Limited, a Jersey public limited company (the “Company”).  HC and the Company are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS:

WHEREAS, the Board of Directors of HC has determined that it is in the best interests of HC and its shareholders to separate the Building Products Business (as such term is defined in the Separation Agreement, dated as of the date hereof (the “Separation Agreement”)) from the the other businesses conducted by HC and its Subsidiaries;

WHEREAS, pursuant to the Separation Agreement, HC presently intends to cause shares of the Company Ordinary Shares (as defined in the Separation Agreement) to be offered and sold in an initial public offering of the Company Ordinary Shares pursuant to a registration statement on Form S-1 (the “IPO”), as more fully described in the Separation Agreement;

WHEREAS, the Separation Agreement sets forth the terms and conditions applicable to the IPO; and

WHEREAS, in furtherance of the foregoing, the Parties have entered into this Agreement, which is an Ancillary Agreement (as defined in the Separation Agreement) to the Separation Agreement, to govern the rights and obligations of the Parties with respect to employment, compensation, employee benefits and related matters in connection with the Separation (as defined in the Separation Agreement).

NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth below, the parties hereto agree as follows:

Article I

SCOPE OF AGREEMENT; DEFINITIONS

Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Separation Agreement.  For purposes of this Agreement the terms set forth below shall have the following meanings:

1.1  “Business Retiree” means any former employee of the Building Products Business who is entitled to retirement or post-retirement benefits under any Plan.

1.2 “Canadian Pension Plans” means the Pension Plan for the Employees of Hanson Pipe & Precast, Ltd. (Ontario Registration No. 0961086), the Pension Plan for Non-Bargaining Employees of Hanson Brick Limited (Ontario Registration No. 0551655) and, subject to Section 5.1(c), the Canadian Union Pension Plan.

1.3 “Canadian Union Pension Plan” means the Pension Plan for the Unionized Employees of Hanson Brick Limited (Ontario Registration No. 0976787).

1.4 “Company Employee” means any individual who is employed by the Company or a Subsidiary of the Company immediately prior to the IPO.

1.5 “Company Group” means the Company, each Subsidiary of the Company and each other Person that either (i) is controlled directly or indirectly by the Company immediately after the IPO or (ii) becomes controlled by the Company following the IPO.

1.6 “Company Multi-Employer Plans” means (i) the National Integrated Group Pension Fund as referenced in the Corunna USW 84 agreement between Hanson Brick America, Inc. and the United Steelworkers, expiring March 31, 2017 and (ii) the Central Laborers Pension Fund as referenced in the South Beloit ILU 32 agreement between Hanson Pressure Pipe, Inc. and the Laborers International Union of North America, expiring March 31, 2015.

1.7 “Company WC Claims” shall have the meaning set forth in Subsection 8.8(b)(i).

1.8 “COBRA” means the continuation coverage requirements for “group health plans” under Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended from time to time, and as codified in Code Section 4980B and ERISA Sections 601 through 608.

1.9 “DOL” means the United States Department of Labor.

1.10 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

1.11 “Final Determination” means the final resolution of liability for any tax, which resolution may be for a specific issue or adjustment or for a taxable period, (i) by IRS Form 870 or 870-AD (or any successor forms thereto), on the date of acceptance by or on behalf of the taxpayer, or by a comparable form under the laws of a state, local, or foreign taxing jurisdiction, except that a Form 870 or 870-AD or comparable form shall not constitute a Final Determination to the extent that it reserves (whether by its terms or by operation of law) the right of the taxpayer to file a claim for refund or the right of the tax authority to assert a further deficiency in respect of such issue or adjustment or for such taxable period (as the case may be); (ii) by a decision, judgment, decree, or other order by a court of competent jurisdiction, which has become final and unappealable; (iii) by a closing agreement or accepted offer in compromise under Sections 7121 or 7122 of the Internal Revenue Code, or a comparable agreement under the laws of a state, local, or foreign taxing jurisdiction.

1.12 “FMLA” means the Family and Medical Leave Act of 1993, as amended from time to time.

1.13   “HC Group” means HC, each other Subsidiary of HC involved in the Separation and each other Person that either (x) is controlled directly or indirectly by HC immediately after the IPO or (y) becomes controlled by HC following the IPO; provided, however, that neither the Company nor any other member of the Company Group shall be members of the HC Group.

1.14 “HC Leave of Absence Programs” means the personal, medical, military and FMLA leave and other leaves of absence required by applicable Law or offered from time to time under the personnel policies and practices of HC or other any member of the HC Group.

1.15 “HC Life Insurance Plans” means the Basic and Supplemental Life Insurance Plan and the Basic AD&D Insurance Plan maintained by HC or other any member of the HC Group.

1.16 “HC Long-Term Disability Plan” means the long-term disability plan maintained by HC or other any member of the HC Group as of the IPO.

1.17 “HC Nonqualified Plans” means the Lehigh Hanson Deferred Compensation Plan, the Lehigh Cement Company Excess Restoration Plan, Lehigh Cement Company Supplemental Executive Retirement Plan, the Lehigh Hanson US Legacy Nonqualified Plan, the Lehigh Hanson Materials Canadian Pension Excess Restoration Plan and the Lehigh Cement Limited Deferred Income Plan.

1.18 “HC Retirement Plans” means the Retirement Plan for Employees of Lehigh Hanson, Lehigh Cement Company non-union Pension Plan, Retirement Plan for Collectively Bargained Employees of Lehigh Hanson and the CBR Cement Corporation Union Retirement Plan.

1.19 “HC Short-Term Disability Plan” means the Short-Term Disability or any similar plan or policy (or, where an employee works in a state that offers a statutory state short-term disability plan, then “Short-Term Disability Plan” refers to the alternative voluntary state disability plan offered under the Short-Term Disability Plan) maintained by HC or other any member of the HC Group.

1.20 “HC Stock Plan” means the HeidelbergCement Long Term Incentive Plan.

1.21  “IRS” means the United States Internal Revenue Service.

1.22 “Labor Agreements” means the (i) Hattiesburg ILU 145 agreement between Hanson Pressure Pipe, Inc. and the Laborers International Union of North America, expiring October 31, 2017, (ii) South Beloit ILU 32 agreement between Hanson Pressure Pipe, Inc. and the Laborers International Union of North America, expiring March 31, 2015, (iii) Columbus IBT 284 agreement between Hanson Pipe & Precast LLC and the International Brotherhood of Teamsters, expiring December 15, 2015, (iv) Salt Lake City IBT 222 agreement between Hanson Structural Precast, Inc. and the International Brotherhood of Teamsters, expiring December 31, 2015, (v) Little Rock IBT 878 agreement between Hanson Pipe & Precast LLC and the International Brotherhood of Teamsters, expiring April 1, 2016, (vi) Corunna USW 84 agreement between Hanson Brick America, Inc. and the United Steelworkers, expiring March 31, 2017, (vii) West Memphis IBT 984 agreement between Hanson Pipe & Precast LLC and the International Brotherhood of Teamsters, expiring April 1, 2017, (viii) New Orleans IBT 270 agreement between Hanson Pipe & Precast LLC and the International Brotherhood of Teamsters, expiring September 4, 2017, (ix) Mascouche FITI agreement between Hanson Pipe & Precast Quebec Ltd. and the United Steelworkers, expiring May 31, 2014, (x) LA Prairie USW agreement between

Hanson Brick Ltd. and the United Steelworkers, expiring November 18, 2014, (xi) St Eustache USW agreement between Hanson Pressure Pipe, Inc. and the United Steelworkers, expiring November 30, 2014, (xii) Ottawa IBT agreement between Hanson Pipe & Precast, Ltd. and the International Brotherhood of Teamsters, expiring December 31, 2015, (xiii) Stouffville USW agreement between Hanson Pressure Pipe, Inc. and the United Steelworkers, expiring December 31, 2016, (xiv) Uxbridge Association agreement between Hanson Pressure Pipe, Inc. and UNIFOR (Formerly Canadian Auto Workers), expiring April 1, 2017, and (xvi) St Jerome FITI, whose agreement was merged with the Mascouche FITI agreement listed above in (ix).

1.23 “Lehigh Hanson Deferred Compensation Plan” means the Lehigh Hanson Executive Supplemental Deferral Plan.

1.24 “Lehigh Hanson Defined Contribution Plan” means Lehigh Hanson Retirement Savings and Investment Plan, Lehigh Hanson Retirement Savings and Investment Plan for Collectively Bargained Employees and The Lehigh Hanson 401(k) Retirement Plan.

1.25 “Lehigh Hanson Flexible Benefits Plan” means the Health Care FSA or the Dependent Care FSA.

1.26 “Lehigh Hanson Fringe Benefits” means the fringe benefits, plans, programs and arrangements sponsored and maintained by Lehigh Hanson or other any member of the HC Group.

1.27 “Lehigh Hanson Health and Welfare Plans” means the group health plans and such other health plans or programs, including medical, prescription drug, dental and vision plans and programs established and maintained by HC or a Subsidiary, the Lehigh Hanson, Inc. Health and Welfare Plan for Active Employees, and the Lehigh Hanson Flexible Benefits Plan.

1.28 “Lehigh Hanson Severance Plan” means the Lehigh Hanson Severance Plan.

1.29 “Participating Company” means, with respect to any Plan:  (i) any Person (other than an individual) that HC has approved for participation in, has accepted participation in, and which is participating in, a Plan sponsored by HC; or (ii) any Person (other than an individual) which, by the terms of such Plan, participates in such Plan or any employees of which, by the terms of such Plan, participate in or are covered by such Plan.

1.30 “Plan” means (i) any written or unwritten plan, policy, program, payroll practice, arrangement, contract, trust, insurance policy, or any agreement or funding vehicle providing compensation or benefits to employees, former employees or directors of a member of the HC Group or the Company Group and (ii) the HC Stock Plan; when immediately preceded by “HC,” the HC Plans (including the HC Stock Plan and not including the UK Plans), when immediately preceded by “UK”, the Plans operating or operated for the benefit of Company Employees of the UK Company and when immediately preceded by “Company,” the plans to be established by the Company.

1.31 “Phantom Stock Unit” means an award of phantom stock units which will be settled in cash subject to corporate and individual performance criteria, issued pursuant to the HC Stock Plan.

1.32 “QDRO” means a domestic relations order which qualifies under Section 414(p) of the Code and ERISA Section 206(d) and which creates or recognizes an alternate payee’s right to, or assigns to an alternate payee, all or a portion of the benefits payable to a participant under a plan qualified under Section 401(a) of the Code.

1.33 “QMCSO” means a medical child support order which qualifies under ERISA Section 609(a) and which creates or recognizes the existence of an alternate recipient’s right to, or assigns to an alternate recipient the right to, receive benefits for which a participant or beneficiary is eligible under any applicable health plan.

1.34 “Retiree Medical Program” means the Lehigh Hanson OPEB Plan, Beazer East Survivor Life Plan, Beazer West Survivor Life Plan, Beazer West GHA Survivor Life Plan, the Lehigh COLI Plan, the Hanson Brick Ltd. Other Post-Employment Benefit Plan and the Hanson Pipe and Precast, Ltd. Other Post-Employment Benefit Plan.

1.35 “Separation Agreement” has the meaning set forth in the recitals.

1.36 “Transition Services Agreements” has the meaning set forth in the Separation Agreement.

1.37 “UK Company” means Hanson Building Products, Ltd, a company incorporated in England & Wales with company registration number 8960430.

Article II

GLOBAL PROVISION; GENERAL ALLOCATION OF LIABILITIES

2.1 In General.  All provisions herein shall be subject to the requirements of all applicable Law and any collective bargaining, works council or similar agreement or arrangement with any labor union.  The provisions of this Agreement shall apply in respect of all jurisdictions wherever situated.

2.2 Employee Liabilities.  As of the IPO, the Company or another member of the Company Group shall assume and thereafter shall pay, perform, fulfill, and discharge, except as expressly provided in this Agreement, (i) all employment or service-related Liabilities with respect to all Company Employees (and their dependents and beneficiaries) accrued and arising on and after the IPO, and (ii) any Liabilities expressly transferred to the Company or a Company Group member under this Agreement.

2.3 Plan Liabilities.  Except as expressly set forth herein, HC and the Company intend that HC and/or the applicable HC Plan shall retain and be responsible for any Liabilities incurred by Company Employees under all HC Plans prior to the IPO.  An appropriate allocation of the Company costs incurred prior to the IPO shall be charged back to the Company.

Article III

GENERAL PLAN MATTERS

3.1 HC Plans.

(a) Employee Participation.  Except as otherwise set forth herein, effective as of the IPO, all Company Employees shall cease participating in any HC Plans and shall cease accruing benefits in respect of such plans.

(b) Company Participation in HC Plans.  Except as otherwise set forth herein, or except as otherwise agreed upon by the Parties, as of the IPO the Company shall cease to be a Participating Company in the Lehigh Hanson Health and Welfare Plans, the Lehigh Hanson Defined Contribution Plan, the Canadian Pension Plans, the HC Nonqualified Plans, the Lehigh Hanson Fringe Benefits, the HC Life Insurance Plans, the HC Long-Term Disability Plan, the Lehigh Hanson Severance Plan and such other HC Plans as the Company Employees participated in immediately prior to the IPO.

(c) HC’s General Obligations as Plan Sponsor.  Except as otherwise set forth herein, HC shall retain and continue to administer, or cause to be administered, the HC Plans, and shall have the sole and absolute discretion and authority to interpret the HC Plans, as set forth therein, subject to the specific arrangements provided in this Agreement.  HC shall administer all claims incurred under the HC Plans before the IPO.  Any determination made or settlements entered into by HC with respect to such claims shall be final and binding.

(d) Company’s General Obligations as Participating Company.  With respect to any HC Plan that provides benefits to a Company Employee, the Company will cooperate with HC on a timely basis with respect to such Plans, and the Company shall comply with the terms as set forth in such Plans or any procedures adopted pursuant thereto, including (without limitation):  (i) assisting in the administration of claims, to the extent requested by the claims administrator of said HC Plan; (ii) cooperating fully with HC Plan auditors; (iii) the provision of payroll processing support; (iv) the qualification and administration of QDROs; (v) preserving the confidentiality of all financial arrangements HC has or may have with any entity or individual with whom HC has entered into an agreement relating to said HC Plan; and (vi) preserving the confidentiality of participant information to the extent not specified otherwise in this Agreement.  In addition, the Company shall provide, or cause to be provided, all participant information that is necessary or appropriate for the efficient and accurate administration of each HC Plan or program that provides or has provided benefits to a Company Employee during the respective period applicable to such Plan.  HC and its respective authorized agents shall, subject to applicable laws of confidentiality and data protection, be given reasonable and timely access to, and may make copies of, all information relating to the subjects of this Agreement in the custody of the other party or its agents, to the extent necessary or appropriate for the administration of said Plans or programs.

(e) Reporting and Disclosing Communications to Participants.  While the Company is a Participating Company in the HC Plans, HC shall take, or cause to be taken, all actions necessary or appropriate to facilitate the distribution of all HC Plan-related communications and materials to participating Company Employees and their beneficiaries, including (without limitation) notices and enrollment material for the HC Plans.  To the extent that HC fails to take such action which results in the failure of a distribution of required disclosure materials in connection with a HC Plan which results in any Liability to the Company, HC shall indemnify the Company for such Liability.  The Company shall provide all information needed by HC to facilitate such HC Plan-related communications.  The Company shall take, or cause to be taken, all actions necessary or appropriate to facilitate the distribution of all HC Plan-related communications and materials to participating Company Employees and their beneficiaries.  To the extent that the Company fails to take such action which results in the failure of a distribution of required disclosure materials in connection with a HC Plan which results in any Liability to HC, the Company shall indemnify HC for such Liability.

(f) HC Under No Obligation to Maintain Plans.  Nothing in this Agreement shall preclude HC, at any time, from amending, merging, modifying, terminating, eliminating, reducing, or otherwise altering in any respect any HC Plan, any benefit under any HC Plan or any trust, insurance policy or funding vehicle related to any HC Plan.  To the extent that any such amendment, modification, termination or elimination of a HC Plan results in any Liability to the Company, HC shall indemnify the Company for such Liability.

3.2 Company Plans.

(a) Establishment of Company Plans.  Except as otherwise set forth herein, effective as of the IPO, the Parties shall cause the Company to cease being a Participating Company in the HC Plans and the Company, or another member of the Company Group, shall adopt the Company Plans, which Plans shall generally correspond to the HC Plans, including, but not limited to, the Lehigh Hanson Health and Welfare Plans, the Lehigh Hanson Defined Contribution Plans, the Canadian Pension Plans, the HC Nonqualified Plans, the Lehigh Hanson Fringe Benefits, the HC Life Insurance Plans, the HC Long-Term Disability Plan, the Lehigh Hanson Severance Plan and such other HC Plans as the Company Employees participated in immediately prior to the IPO; provided, however, that the Company shall not be required to adopt any defined benefit pension plan or retirement medical plan except to the extent required by Law or any collective bargaining agreement, or as otherwise set forth herein.

(b) Cooperation in Establishment of Company Plans.  Prior to the IPO, HC and the Company shall cooperate to establish the Company Plans and the related insurance contracts, third party service provider agreements and other related agreements and arrangements.

(c) Company Under No Obligation to Maintain Plans.  Nothing in this Agreement shall preclude the Company, at any time after the IPO, from amending, merging, modifying, terminating, eliminating, reducing, or otherwise altering in any respect any Company Plan, any benefit under any Company Plan or any trust, insurance policy or funding vehicle related to any Company Plan.  To the extent that any such amendment, modification, termination or elimination of a Company Plan results in any Liability to any member of the HC Group, the Company shall indemnify such HC Group member for such Liability.

(d) Transfers of Plan Assets.  Except as otherwise specified in this Agreement, nothing in this Agreement shall require HC to transfer any Assets of any member of the HC Group or any HC Plan.

3.3 Terms of Participation by Company Employees in Company Plans.

(a) Non-Duplication of Benefits.  The Company Plans shall be, with respect to Company Employees, in all respects the successors in interest to, and shall not provide benefits that duplicate benefits provided by, the corresponding HC Plans.  HC and the Company shall agree on methods and procedures, including amending the respective Plan documents, to prevent Company Employees from receiving duplicate benefits from the HC Plans and the Company Plans.

(b) Service Credit.  The Company shall credit service under the Company Plans accrued by Company Employees with, or otherwise recognized for purposes of benefit plans, programs, policies or arrangements by HC as of the IPO for all purposes (other than for benefit accrual purposes under any defined benefit pension plan of the Company).  The service crediting provisions shall be subject to any respectively applicable “service bridging,” “break in service,” “employment date,” or “eligibility date” rules under the Company Plans and the corresponding HC Plans.

Article IV

LABOR MATTERS AND MULTI-EMPLOYER PLANS

4.1 Labor Agreements.  On or prior to the IPO, HC shall transfer and assign the Labor Agreements to the Company or the Subsidiary of the Company that will employ the Company Employees covered by the Labor Agreements, and such entity shall accept such assignment.  From the IPO, the Company or the relevant Subsidiary shall be solely responsible for all duties, obligations and Liabilities related to the Labor Agreements arising on or after the IPO.  From the IPO, the Company or the relevant Subsidiary shall comply with and honor the Labor Agreements and any and all other labor agreements to which it was a party and shall be solely responsible for all duties, obligations and Liabilities thereunder.

4.2 Consultation with Unions; Collective Bargaining Agreements.  The Parties shall cooperate to inform and consult with any union representatives to the extent required by Law or an applicable collective bargaining, works council or similar agreement or arrangement with any labor union or works council or which covers the Company Employees as of the IPO.

4.3 Company Multi-Employer Plans.  As of the IPO, HC shall transfer and assign the Liabilities in respect of the Company Multi-Employer Plans to the Company or the Subsidiary of the Company that will employ the Company Employees, and such entity shall accept such assignment.  From the IPO, the Company or the relevant Subsidiary shall be solely responsible for all duties, obligations and Liabilities related to the Company Multi-Employer Plans arising on or after the IPO.  HC shall indemnify the Company and each Subsidiary of the Company against any loss actually suffered or incurred by the Company or any Subsidiary of the Company, respectively, in connection with (a) any withdrawal liability under Section 4063 or 4064 of ERISA that was triggered on or prior to the IPO as described on Section 4.3(a) of the attached Schedule; and (b) the withdrawal liability under Section 4063 or 4064 of ERISA that is expected to be triggered following the IPO as described on Section 4.3(b) of the attached Schedule, subject to the Company’s and each Subsidiary of the Company’s compliance with the applicable collective bargaining agreement and absence of any modifications to such agreement or any other action that would increase such withdrawal liability; provided, in each case, that HC shall, in its complete discretion, control the actual payment (including the amount and timing) of any such withdrawal liability, including any negotiations, claims or litigation with the applicable employee benefit plan over the required payments.

Article V

DEFINED BENEFIT PLANS

5.1 Defined Benefit Plans.

(a) No member of the Company Group shall assume any Liability with respect to the HC Retirement Plans.

(b) No Company Group member shall assume any Liability allocable to the Company Employees under the HC Retirement Plans; provided, however, that, to the extent that (i) any act or omission of the Company directly results in the inability of HC to administer a HC Retirement Plan in compliance with the respective plan terms with respect to any Company Employee who participated under a HC Retirement Plan and (ii) any related Liability is imposed on any member of the HC Group, the Company shall indemnify such HC Group member for such Liability.  To the extent that (x) any act or omission of HC directly results in the inability of HC to administer a HC Retirement Plan in compliance with the respective plan terms with respect to any Company Employee who participated under a HC Retirement Plan and (y) any related Liability is imposed on any member of the Company Group, HC shall indemnify such Company Group member for such Liability.

(c) Notwithstanding Section 5.1(a) and 5.1(b) directly above, the Company or a member of the Company Group shall be required to assume the sponsorship and administration of the Canadian Union Pension Plan if such assumption is required under applicable Canadian labor standards laws.

Article VI

DEFINED CONTRIBUTION PLAN

6.1 Company Defined Contribution Plan.  Prior to the IPO, the Parties shall cooperate to cause the Company to establish one or more qualified defined contribution plans (the “Company Defined Contribution Plan”).  Prior to the IPO, the Parties shall cooperate to cause the Company Employees to cease their participation in the Lehigh Hanson Defined Contribution Plan and, upon the establishment of the Company Defined Contribution Plan, each Company Employee shall be eligible to commence participation in the Company Defined Contribution Plan and each Company Employee’s account balance under the Lehigh Hanson Defined Contribution Plan shall be transferred to the Company Defined Contribution Plan.  Any minimum age or service requirements contained in the Company Defined Contribution Plan with respect to eligibility to participate generally or eligibility to share in any employer contributions under such plan shall be waived or deemed satisfied for Company Employees to the extent waived or satisfied under the most favorable of the Lehigh Hanson Defined Contribution Plan in which such Company Employee previously participated.  The Company shall be responsible for taking all necessary, reasonable and appropriate action to establish, maintain and administer the Company Defined Contribution Plan so that it is qualified under Section 401(a) of the Code and that the related trust thereunder is exempt under Section 501(a) of the Code, and as soon as reasonably practicable following the establishment of the Company Defined Contribution Plan, the Company shall take all steps reasonably necessary to obtain a favorable determination from the IRS or obtain an opinion as to such qualification.

Article VII

NON-QUALIFIED PLANS

7.1 HC Nonqualified Plans.

(a) In General.  Except as set forth in Section 7.1(b), no member of the Company Group shall assume any Liability with respect to any HC Nonqualified Plan.  The treatment of benefits under any Nonqualified Plan shall comply with Section 409A of the Code, to the extent subject thereto, and shall be paid in accordance with such plan.

(b) Vesting.  HC or another member of the HC Group shall, as applicable, amend the HC Nonqualified Plans to provide that Company Employees shall be 100% vested in their account balances under the such HC Nonqualified Plans as of the IPO.

(c) Deferred Compensation Plan.  No Company Group member shall assume any Liability allocable to the Company Employees under the Lehigh Hanson Deferred Compensation Plan; provided, however, that, to the extent that (i) any act or omission of the Company directly results in the inability of HC to administer the Lehigh Hanson Deferred Compensation Plan in compliance with Section 409A of the Code or any other Law or regulation and the terms of the respective Plan with respect to any Company Employee who participated under the Lehigh Hanson Deferred Compensation Plan and (ii) any related Liability is imposed on any member of the HC Group, the Company shall indemnify such HC Group member for such Liability.  To the extent that (i) any act or omission of HC directly results in the inability of HC to administer the Lehigh Hanson Deferred Compensation Plan in compliance with Section 409A of the Code or any other Law or regulation and the terms of the respective Plan with respect to any Company Employee who participated under the Lehigh Hanson Deferred Compensation Plan and (ii) any related Liability is imposed on any member of the Company Group, HC shall indemnify such Company Group member for such Liability.

Article VIII

HEALTH AND WELFARE PLANS

8.1 Allocation of Life Insurance Liabilities.  Each HC Life Insurance Plan shall retain all Liabilities with respect to covered life insurance claims incurred prior to IPO by Company Employees and their dependents.  The applicable Company Life Insurance Plan shall be responsible for all Liabilities with respect to life insurance claims incurred after the IPO by Company Employees and their dependents, it being understood that the provisions of this Section 8.1 shall not require any member of the Company Group to maintain a plan providing life insurance benefits.  For these purposes, a claim shall be deemed to have occurred on the date of the death of the insured person.

8.2 Health and Welfare Plan Liabilities.    HC and the Company shall cooperate to establish the Company Health and Welfare Plans and any related insurance contracts, third party service provider agreements and other agreements and arrangements.  It is understood and agreed that the Company Employees may continue to participate in certain Lehigh Hanson Health and Welfare Plans for a transition period following the IPO as further agreed by the Parties under the separate Transition Services Agreements.

8.3 Post-Separation Transitional Arrangements.

(a) Coverage and Contribution Elections.  Upon the establishment of the Company Health and Welfare Plans (including the Company Flexible Benefits Plans), the Company shall cause the Company Health and Welfare Plans (including the Company Flexible Benefits Plans) to recognize and maintain all coverage and contribution elections made by Company Employees under the corresponding Lehigh Hanson Health and Welfare Plans (including the Lehigh Hanson Flexible Benefits Plans) and apply such elections under the Company Health and Welfare Plans for the remainder of the period or periods for which such elections are by their terms applicable.  All waiting periods and pre-existing condition exclusions and actively-at-work requirements shall be waived with respect to the Company Employees who were not subject to any such waiting periods, exclusions or requirements under a Lehigh Hanson Health and Welfare Plan in which such employees previously participated.  For the avoidance of doubt, nothing herein shall prevent the Company from conducting open enrollment and accepting elections under Company Health and Welfare Plans.

(b) Deductibles and Out-of-Pocket Maximums.  Upon the establishment of the Company Health and Welfare Plans, the Company shall use commercially reasonable efforts to cause the Company Health and Welfare Plans to recognize and give credit for or take into account all amounts applied to deductibles, out-of-pocket maximums and co-payments with respect to which such expenses have been incurred by Company Employees under the Lehigh Hanson Health and Welfare Plans for the remainder of the applicable calendar year=.

8.4 Flexible Benefits Plans Spin-Off.  The Parties shall take all steps necessary or appropriate so that the account balances (whether positive or negative) (the “Transferred Account Balances”) under the Lehigh Hanson Flexible Benefits Plans of each Company Employee who has elected to participate therein shall be transferred, as of, or as soon as practicable following the establishment of the Company Flexible Benefits Plans , from the Lehigh Hanson Flexible Benefits Plans to the corresponding Company Flexible Benefits Plans.  The Company Flexible Benefits Plans shall assume responsibility as of the later of the IPO or the establishment of the corresponding Company Flexible Benefits Plans for all outstanding dependent care and medical care claims under the Lehigh Hanson Flexible Benefits Plans of each Company Employee and shall assume and agree to perform the obligations of the analogous Lehigh Hanson Flexible Benefits Plans from such date.  As of, or as soon as practicable following the establishment of the Company Flexible Benefits Plans, and in any event within 30 days after the amount of the Transferred Account Balances is determined or such later date as mutually agreed upon by the Parties, the Company shall pay HC the net aggregate amount of the Transferred Account Balances, if such amount is positive, and HC shall pay the Company the net aggregate amount of the Transferred Account Balances, if such amount is negative.

8.5 COBRA.  The HC Group shall be responsible for compliance with the health care continuation coverage requirements of COBRA and the Lehigh Hanson Health and Welfare Plans with respect to Business Retirees and qualified beneficiaries (as such term is defined under COBRA) who become eligible and elect to receive continuation health care coverage prior to the IPO.  The Company or another member of the Company Group shall provide HC with all necessary employee change notices and related information for covered dependents, spouses, qualified beneficiaries, and alternate recipients pursuant to QMCSO, in accordance with applicable HC COBRA policies and procedures.  As of the IPO, the Company Group shall be solely responsible for compliance with the health care continuation coverage requirements of COBRA and the Company Health and Welfare Plans for Company Employees and their qualified beneficiaries who become eligible or elect to receive continuation health care coverage on or following the IPO.

8.6 Disability Plans.  HC shall retain all Liabilities with respect to Company Employees who become eligible for benefits under the HC Long-Term Disability Plan or the HC Short-Term Disability Plan before the IPO.

8.7 Leave of Absence Programs and FMLA.  On and after the IPO, (i) the Company Group shall honor all terms and conditions of leaves of absence that have been granted by HC to any Company Employee under a HC Leave of Absence Program or FMLA or other applicable Law regarding leave of absence before the IPO, including such leaves that are to commence after the IPO; (ii) the Company Group shall be solely responsible for administering any such leaves of absence and complying with FMLA and other applicable laws regarding leaves of absence with respect to Company Employees; and (iii) the Company Group shall recognize all periods of service of Company Employees with the members of the HC Group, as applicable, to the extent such service is recognized by the members of the HC Group for the purpose of eligibility for leave entitlement under the HC Leave of Absence Programs and FMLA and other applicable Laws; provided, however, that no duplication of benefits shall be required by the foregoing.

8.8 HC Workers’ Compensation Program.

(a) Assumption of Liabilities.  The Company shall procure workers’ compensation insurance policies on behalf of the Company Employees, to be effective as of the

IPO.  The Company shall assume all Liabilities with respect to workers’ compensation claims made before, on or after the IPO by all Company Employees, except in relation to the Company Employees of the UK Company, for whom Liabilities shall remain with the UK Company.

(b) Administration of Claims.

(i). Through the IPO, the HC Group shall continue to be responsible for the administration of all workers’ compensation claims that are, or have been, made before the IPO by Company Employees (“Company WC Claims”) and have been historically administered by HC or its third party administrator.  The Company Group shall promptly reimburse the HC Group for any and all direct and indirect costs and expenses related to any such administration.

(ii).  Effective as of the IPO, the Company Group shall, to the extent legally permissible under the applicable state’s workers’ compensation Laws, be responsible for the administration of all Company WC Claims, and if not legally permissible, the HC Group shall be responsible for the administration of all Company WC Claims not administered by the Company pursuant to this Subsection 8.8(b)(ii).  Any determination made, or settlement entered into, by or on behalf of either party or its insurance company with respect to Company WC Claims for which it is administratively responsible shall be final and binding upon the other party.  The Company Group shall promptly reimburse the HC Group for any and all direct and indirect costs and expenses related to any such settlement.

8.9 Reimbursement.  The Company shall reimburse HC for any health and welfare-related costs actually incurred as of or following the IPO and relating to the Continuing Employees’ participation in certain Lehigh Hanson Health and Welfare Plans for a transition period following the IPO as further agreed by the Parties under the separate Transition Services Agreements.

Article IX

RETIREE MEDICAL PROGRAM

9.1 Retiree Medical Program.  No member of the Company Group shall assume any Liability with respect to the Retiree Medical Program.  Following the IPO, no Company Employee shall accrue any additional benefits under the Retiree Medical Program, except as contemplated in this Section 9.1.  HC shall provide or cause to be provided to each Company Employee (and his or her eligible dependents) who was eligible to retire on or immediately prior to the IPO and, upon such retirement, would have satisfied the eligibility requirements for retiree coverage set forth in the Retiree Medical Program, with retiree benefits and coverage following such Company Employee’s retirement from the Company Group, with such benefits to be provided under the Retiree Medical Program, as the Retiree Medical Program may be amended from time to time following the IPO, as if such Company Employee had remained employed with HC through the applicable retirement date. In addition, HC or another member of the HC Group shall amend the Retiree Medical Program to provide that until the Company Employee’s termination of employment, Company Employees shall be given credit for service with members of the Company Group for purposes of eligibility for participation in the Retiree Medical Program.  The provisions of this Section 9.1 shall not be construed to require any member of the HC Group to maintain the Retiree Medical Program or to prevent the amendment in any manner of the Retiree Medical Program.  The participation by any Company Employee in the Retiree Medical Program shall be subject to such right of amendment or termination.

Article X

CASH BONUS PLANS

10.1 Annual Incentive Plans.  HC shall retain and perform all Liabilities with respect to the participation of each Company Employee who is participating in any cash-based annual bonus or other annual incentive compensation plan of a HC Group member with respect to performance periods that are ongoing as of December 31, 2014 and completed performance periods as of December 31, 2014.  Effective as of January 1, 2015, the Company shall establish an annual bonus or other cash-based annual incentive compensation plan for the benefit of eligible Company Employees and the Company shall be responsible for the annual bonus payable to the Company Employees in respect of the full 2015 calendar year.

Article XI

EQUITY COMPENSATION

11.1 HC Equity.  As of or prior to the IPO, HC shall take such actions and/or modify any applicable terms of the Phantom Stock Units held by Company Employees as it deems appropriate to ensure that such awards are treated as though such Company Employees are deemed “good leavers” in connection with the IPO, subject, in each case, to the requirements of Section 409A of the Code and the terms of a HC Stock Plan and applicable award agreements.

Article XII

SEPARATION PAY; VACATION; UNEMPLOYMENT INSURANCE

12.1 Separation Pay.  On or before the IPO, the Company shall adopt a severance pay plan having materially the same terms and providing materially the same severance pay benefits as the Lehigh Hanson Severance Plan.  Except as specified otherwise in this Agreement, the Company shall assume and be solely responsible for all Liabilities with respect to severance benefits attributable to the termination of employment after the IPO of Company Employees, to the extent such individual is eligible for severance pursuant to the terms of the Company severance pay plan or policy as in effect as of the date of the employee’s termination of employment.

12.2 Paid Time Off Benefits.  The Company or another member of the Company Group shall assume and honor all paid time off accrued but not yet taken by Company Employees as of the IPO (including banked vacation).

12.3 Unemployment Insurance Program.  On or before the IPO, the Company shall use its commercially reasonable best efforts to procure an agreement with an unemployment insurance vendor to provide unemployment insurance for Company Employees other than for Company Employees of the UK Company.

Article XIII

OTHER EMPLOYMENT-RELATED MATTERS

13.1 Confidentiality and Proprietary Information.  No provision of the Separation Agreement or any Ancillary Agreement shall be deemed to release any individual for any violation of the HC non-competition guidelines or any agreement or policy pertaining to confidential or proprietary information of any member of the HC Group, or otherwise relieve any individual of his or her obligations under such non-competition guidelines, agreement or policy.

Article XIV

CERTAIN PAYROLL AND TAX MATTERS

14.1 Payroll and Withholding.

(a) Accrued Payroll.  HC shall retain all Liabilities related to payroll with respect to the Company Employees other than the Company Employees of the UK Company, which shall remain the obligation of the UK Company, to the extent such Liabilities relate to service prior to the IPO, and shall pay such amounts on or after the IPO in accordance with its standard payroll practices.  Effective as of the IPO, the Company Group shall establish its own payroll system for Company Employees.

(b) Income Reporting, Withholding.  HC and the Company shall, to the extent practicable, (i) treat the Company (or a member of the Company Group designated by the Company) as a “successor employer” and HC (or the appropriate HC Group member) as a “predecessor,” within the meaning of Sections 3121(a)(1) and 3306(b)(1) of the Code, with respect to Company Employees for purposes of taxes imposed under the United States Federal Unemployment Tax Act or the United States Federal Insurance Contributions Act, and (ii) cooperate with each other to avoid, to the extent possible, the filing of the more than one IRS Form W-2 with respect to each Company Employee for the year in which the IPO occurs. Without limiting in any manner the obligations and Liabilities of the parties under the Tax Matters Agreement, HC, each HC Group member, the Company and each Company Group member shall each bear its responsibility for payroll tax obligations and for the proper reporting to the appropriate governmental authorities of compensation earned by their respective employees after the IPO, including compensation related to the vesting of Phantom Stock Units, subject to Section 11.2 hereof.

(c) Delivery of, and Access to, Documents and Other Information.  On or before the IPO, HC shall cause to be delivered to the Company the employee information set forth on all withholding certificates executed by Company Employees as of the date of such delivery.  For such period as HC and the Company may mutually agree in writing, HC shall make reasonably available to the Company all forms, documents or information, no matter in what format stored, relating to compensation or payments made to any Company Employee.  Such information may include, but is not limited to, information concerning employee payroll deductions, payroll adjustments, records of time worked, tax records (e.g., Forms W-2, 1099, W-4, 940 and 941 and applicable counterparts in other jurisdictions), and information concerning garnishment of wages or other payments.

(d) Consistency of Tax Positions; Duplication.  HC and the Company shall individually and collectively make commercially reasonable best efforts to avoid unnecessarily duplicated federal, state or local payroll taxes, insurance or workers’ compensation contributions, or unemployment contributions arising on or after the IPO.  HC and the Company shall cooperate with a view toward taking consistent reporting and withholding positions with respect to any such taxes or contributions.

14.2 Personnel and Pay Records.  Notwithstanding anything to the contrary in the Separation Agreement, to the extent permitted by applicable Law, the original of all records created prior to the IPO (or such later date of transfer of employment, as applicable) set forth in the personnel files of the Company Employees (including, but not limited to, information regarding such employee’s ranking or promotions, the existence and nature of garnishment orders or other judicial or administrative actions or orders affecting the employee’s compensation, and performance evaluations) shall be transferred to the applicable member of the Company Group on or before the IPO.  The originals of all personnel records of all Business Retirees shall remain with the applicable member of the HC Group; provided that HC shall permit the Company or its Affiliates or successors or their authorized representatives to have full access to all such personnel records to the extent reasonably necessary in order for the members of the Company Group or its successors to respond to a subpoena, court order, audit, investigation or otherwise as required by applicable Law or in connection with any pending or threatened lawsuits, actions, arbitrations, claims, complaints, investigations or other proceedings.  The Company or its Affiliates (or their respective successors) shall retain the personnel records for a period of at least ten (10) years following the IPO.  The members of the Company Group shall permit HC and its authorized representatives to have full access upon reasonable notice during normal business hours to all the personnel records during the ten (10) year retention period in order for the members of the HC Group to respond to a subpoena, court order, audit or investigation, to obtain data for pension or other benefits, or otherwise as required by applicable Law, and the members of the Company Group shall provide HC, upon the reasonable request of HC and at the expense of HC, with copies of such personnel records.

Article XV

ADMINISTRATIVE PROVISIONS

15.1 Sharing of Participant Information.  In addition to the responsibilities and obligations of HC and the Company specified in the Separation Agreement and the schedules thereto, HC and the Company shall share, or cause to be shared, all participant information that is necessary or appropriate for the efficient and accurate administration of each of the HC Plans and the Company Plans during the respective periods applicable to such Plans as the Company and HC may mutually agree, subject to applicable Laws (including those with respect to privacy, confidentiality and data protection).  Subject to such Laws, HC and the Company and their respective authorized agents shall be given reasonable and timely access to, and may make copies of, all information relating to the subjects of this Agreement in the custody of the other party or its agents, to the extent necessary or appropriate for such administration.

15.2 Audits Regarding Vendor Contracts.  From the period beginning on the IPO and ending on such date as HC and the Company may mutually agree in writing, HC and the Company and their duly authorized representatives shall have the right to conduct joint audits with respect to any vendor contracts that relate to both the Lehigh Hanson Health and Welfare Plans and the Company Health and Welfare Plans.  The scope of such audits shall encompass the review of all correspondence, account records, claim forms, canceled drafts (unless retained by the bank), provider bills, medical records submitted with claims, billing corrections, vendor’s internal corrections of previous errors and any other documents or instruments relating to the services performed by the vendor under the applicable vendor contracts.  HC and the Company shall agree on the performance standards, audit methodology, auditing policy and quality measures, reporting requirements, and the manner in which costs incurred in connection with such audits will be shared.

15.3 Regulatory Matters.  HC and the Company shall make such filings and applications to regulatory agencies, including the IRS and DOL, as may be necessary or appropriate in connection with the transactions contemplated by this Agreement.  The Company and HC shall cooperate fully with one another on any issue relating to the transactions contemplated by this Agreement for which HC and/or the Company elects to seek a determination letter or private letter ruling from the IRS, an advisory opinion from the DOL or other ruling from a local regulatory agency.

15.4 Fiduciary Matters.  HC and the Company each acknowledge that actions contemplated to be taken pursuant to this Agreement may be subject to fiduciary duties or standards of conduct under ERISA or other applicable Law, and no party shall be deemed to be in violation of this Agreement if such party fails to comply with any provisions hereof based upon such party’s good faith determination that to do so would violate such a fiduciary duty or standard.

15.5 Consent of Third Parties.  If any provision of this Agreement is dependent on the consent of any third party (such as a vendor) and such consent is withheld, HC and the Company shall use their commercially reasonable best efforts to implement the applicable provision.  If any provision of this Agreement cannot be implemented due to the failure of such third party to consent, HC and the Company shall negotiate in good faith to implement the provision in a mutually satisfactory manner.

Article XVI

GENERAL PROVISIONS

16.1 Cooperation.

(a) Duties of Company.  Following the IPO, the Company shall cooperate, and shall cause the members of the Company Group to cooperate, fully with the members of the HC Group in the prosecution, defense and settlement of any claims for which any member of the HC Group retains Liability under this Agreement.  Such cooperation shall include (i) affording the applicable member of the HC Group, its counsel and its other representatives reasonable access, upon reasonable written notice during normal business hours, to all relevant personnel, properties, books, contracts, commitments and records, (ii) furnishing promptly to the applicable member of the HC Group, its counsel and its other representatives such information as they reasonably requested, and (iii) providing any other assistance to the applicable member of the HC Group, its counsel and its other representatives as they reasonably request.  HC shall reimburse the Company for reasonable costs and expenses incurred in assisting HC pursuant to this Subsection 16.1(a).

(b) Duties of HC.  Following the IPO, HC shall cooperate, and shall cause the members of the HC Group to cooperate, fully with the members of the Company Group in the prosecution, defense and settlement of any claims for which any member of the Company Group assumes Liability under this Agreement.  Such cooperation shall include (i) affording the applicable member of the Company Group, its counsel and its other representatives reasonable access, upon reasonable written notice during normal business hours, to all relevant personnel, properties, books, contracts, commitments and records, (ii) furnishing promptly to the applicable member of the Company Group, its counsel and its other representatives such information as they reasonably request, and (iii) providing any other assistance to the applicable member of the Company Group, its counsel and its other representatives as they reasonably request.  The Company shall reimburse HC for reasonable costs and expenses incurred in assisting the Company pursuant to this Subsection 16.1(b).

16.2 Relationship of Parties.  Nothing in this Agreement shall be deemed or construed by the Parties or any third party as creating the relationship of principal and agent, partnership or joint venture between the Parties, the understanding and agreement being that no provision contained herein, and no act of the Parties, shall be deemed to create any relationship between the Parties other than the relationship set forth herein.

16.3 Affiliates.  Each of HC and the Company shall cause to be performed, and hereby guarantee the performance of, any and all actions of the members of the HC Group or the Company Group, respectively.

16.4 No Third Party Remedies.  The provisions of this Agreement are solely for the benefit of the Parties and are not intended to confer upon any Person (including employees of the Parties hereto) except the Parties any rights or remedies hereunder, and there are no third party beneficiaries of this Agreement and this Agreement shall not provide any third person (including employees of the Parties) with any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

16.5 Governing Law.  This Agreement shall be governed by and construed and interpreted in accordance with the Laws of the State of New York, without regard to the conflict of laws principles thereof that would result in the application of any Law other than the Laws of the State of New York.

16.6 Severability.  If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party.  Upon such determination, the Parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to affect the original intent of the Parties.

16.7 Amendment and Termination.  This Agreement may be amended or terminated at any time prior to the IPO by and in the sole discretion of HC without the approval of the Company.  This Agreement may be amended at any time on after the IPO by mutual consent in writing of HC and the Company.

16.8 Conflict.  Except as otherwise set forth in Section 2.1 herein, in the event of any conflict between the provisions of this Agreement and the Separation Agreement, any Ancillary Agreement, or Plan, the provisions of this Agreement shall control.

16.9 Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party.  Execution of this Agreement or any other documents pursuant to this Agreement by facsimile or other electronic copy of a signature shall be deemed to be, and shall have the same effect as, executed by an original signature.

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf by its officer thereunto duly authorized on the day and year first above written.

HEIDELBERGCEMENT AG

By:

Name:

Title:

HANSON BUILDING PRODUCTS LIMITED

By:

Name:

Title: